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                                                                     Exhibit 3.3

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          CAPTEC NET LEASE REALTY, INC.

         FIRST: The name of the Corporation is Captec Net Lease Realty, Inc.

         SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805 in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Fifty Million (50,000,000) shares, consisting of Forty Million (40,000,000) shares of Common Stock, $.01 par value per share (the "Common Stock") and Ten Million (10,000,000) shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). Upon the filing of this Amended and Restated Certificate of Incorporation, each issued and outstanding share of Common Stock will be reclassified as .745249 shares of Common Stock.

         The Common Stock (subject to the rights, preferences and terms of the Preferred Stock as established by the Board of Directors from time to time) shall have the preferences, qualifications, limitations, restrictions and rights set forth below:

         A. COMMON STOCK:

            (1) DIVIDEND RIGHTS. The holders of shares of Common Stock shall be entitled to received, when, as and if declared by the Board of Directors of the Corporation, out of the assets of the Corporation which are by law available therefore, dividends or distributions payable in cash, in property or in securities of the Corporation.

            (2) RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets, of the Corporation, each holder of shares of Common Stock shall be entitled to receive, ratably with each other holder of Common Stock, that portion of the assets of the Corporation available for distribution to its stockholders as the number of shares of Common Stock held by such holder bears to the total number of shares of Common Stock then outstanding.

            (3) VOTING RIGHTS. The holders of shares of Common Stock shall be entitled
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to vote on all matters (for which holders of Common Stock shall be entitled to vote thereon) at all meetings of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock entitled to vote at such meeting.

            (4) RESTRICTIONS ON TRANSFER TO PRESERVE TAX BENEFIT; (a) DEFINITIONS. For the purposes of paragraphs A and B of this Article FOURTH, the following terms shall have the following meanings:

                  "Beneficial Ownership" shall mean ownership of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

                  "Board of Directors" shall mean the Board of Directors of the Corporation.

                  "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section B(8) of this Article FOURTH, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Constructive Ownership" shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or constructively through the application of
Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

                  "Equity Stock" shall mean the Common Stock and the Preferred Stock of the Corporation.

                  "Initial Public Offering" means the sale of shares of Common Stock pursuant to the Company's first effective registration statement for such Common Stock under the Securities Act of 1933, as amended.

                  "Market Price" shall mean the last reported sales price of Equity Stock reported on the New York Stock Exchange on the trading day immediately proceeding the relevant date or, if the Equity Stock is not then traded on the New York Stock Exchange, the

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last reported sales price of the Equity Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Equity Stock may be traded, or if the Equity Stock is not then traded over any exchange or quotation system, then the market price of the Equity Stock on the relevant date as determined in good faith by the Board of Directors.

                  "Non-Transfer Event" shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit, including, but not limited to, the issuance, granting of any option or entering into of any agreement for the sale, transfer or other disposition of Equity Stock or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock.

                  "Ownership Limit" shall mean 9.8% of the number of outstanding shares of the Equity Stock.

                  "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with this Article FOURTH.

                  "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purpose described in Section 642(c) of the Code, an association, a private foundation within the meaning of Section 509(a) of the Code, a joint stock company, other entity or a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; provided, however, that a "person" does not mean an underwriter that participates in a public offering of the Common Stock, to the extent of, or in connection with such participation in the public offering of the Common Stock.

                  "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

                  "Related Party Limit" shall mean 9.8% of the outstanding Equity Stock of the Corporation.

                  "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

                  "Shares-in-Trust" shall mean any Equity Stock designated as Shares-in- Trust pursuant to this Article FOURTH.

                  "Transfer" shall mean any sale, transfer, gift, assignment, devise or

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other disposition of Equity Stock, (including, without limitation, (i) the granting of any option or entering in to any agreement or the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

                  "Trust" shall mean the trust created pursuant to Section A(4)(c)(i) of this Article FOURTH.

                  "Trustee" shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

                  (b) RESTRICTION ON TRANSFERS AND NON-TRANSFER EVENT.

                  (i) Except as set forth in Section A(4)(g) below and subject to Section A(4)(h) below, from the date of the Initial Public Offering to the Restriction Termination Date, (i) no Person shall Beneficially Own or Constructively Own outstanding Equity Stock in excess of the Ownership Limit, but any Transfer or Non-Transfer Event that, if effective, would result in any Person Beneficially Owning or Constructively Owning outstanding Equity Shares in excess of the Ownership Limit shall be void AB INITIO as to the Transfer or Non-Transfer Event affecting that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit and the intended transferee shall acquire no rights in such excess Equity Stock.

                  (ii) Except as set forth in Section A(4)(g) below, from the date of the Initial Public Offering to the Restriction Termination Date, any Transfer or Non-Transfer Event that, if effective, would result in the Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO as to the Transfer of or Non-Transfer Event affecting that number of shares which would be otherwise beneficially owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such Equity Stock.

                  (iii) From the date of the Initial Public Offering to the Restriction Termination Date, any Transfer of or Non-Transfer Event affecting Equity Stock that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void AB INITIO as to the Transfer of or Non-Transfer Event affecting that number of shares of Equity Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such Equity Stock.


                  (iv) From the date of the Initial Public Offering to the Restriction Termination Date, any Transfer of or Non-Transfer Event affecting Equity Stock that, if effective, would cause the Corporation to Constructively Own 10% or more of the ownership

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interests in a tenant of the real property of the Corporation or of any direct or indirect corporate or noncorporate subsidiary of the Corporation (a "Subsidiary") within the meaning of Section 856(d)(2)(B) of the Code, shall be void AB INITIO as to the Transfer of or Non-Transfer Event affecting that number of shares of Equity Stock which would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or of a Subsidiary's real property within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess Equity Stock.

                  (c) TRANSFER TO TRUST.

                  (i) If, notwithstanding the other provisions contained in this Article FOURTH, at any time after the Initial Public Offering and prior to the Restriction Termination Date there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit, then, (i) except as set forth in Section A(4)(g) below, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit, (ii) such number of shares of Equity Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated Shares- in-Trust and, in accordance with this Article FOURTH, transferred automatically by operation of the terms of this Section A(4)(c) to a Trust to be held in accordance with this Article FOURTH, and (iii) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

                  (ii) If, notwithstanding the other provisions contained in this Article FOURTH, at any time after the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (iii) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or of a Subsidiary's real property within the meaning of Section 856(d)(2)(B) of the Code, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the Equity Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would (A) result in the Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being "closely


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held" within the meaning of Section 856(h) of the Code, or (C) cause the
Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or of a Subsidiary's real property within the meaning of Section 856(d)(2)(B) of the Code, (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with this Article FOURTH, transferred automatically by operation of the terms of this Section (A)(4)(c) to a Trust to be held in accordance with this Article FOURTH, and (z) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

                  (d) REMEDIES FOR BREACH. If the Corporation, or its designee, shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place in violation of this Article FOURTH or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Equity Stock in violation of this Article FOURTH, the Corporation shall take such action as it considers advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event or acquisition.

                  (e) NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts to acquire Equity Stock in violation of this Article FOURTH, or any Person who owned shares of Equity Stock that were transferred to a Trust pursuant to this Article FOURTH, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such event on the Corporation's status as a REIT.

                  (f) OWNERS REQUIRED TO PROVIDE INFORMATION. From the date of the Initial Public Offering to the Restriction Termination Date:

                      (i) Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentage as is specified pursuant to regulations issued under the Code, of the outstanding shares of any class of shares of the Corporation shall, within 30 days after January 1 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held.

                      (ii) Each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the shareholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to

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determine the Corporation's status as a REIT and to ensure compliance with the
Ownership Limit as applicable.

                  (g) EXCEPTIONS. The Ownership Limit shall not apply to the acquisition of Equity Stock by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such underwriter of such shares. In addition, the Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel, in either case to the effect that the Corporation's status as a REIT would not be jeopardized thereby, may allow a Person to own a certain amount in excess of the Ownership Limit if (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person's Beneficial Ownership or Constructive Ownership of Equity Stock could result in the REIT (a) losing its REIT status for federal income tax purposes, or (b) being "related" to any tenant or lessee under the REIT rules of the Code, and (ii) such Person agrees in writing that any violation or attempted violation that could cause such a result will cause a transfer to a Trust of Equity Stock pursuant to this Article FOURTH.

                  (h) NEW YORK STOCK EXCHANGE TRANSACTIONS. Notwithstanding any provision contained herein to the contrary, nothing in this Amended and Restated Certificate of Incorporation shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

         B.       SHARES-IN-TRUST.

                  (1) TRUST. Any Equity Stock transferred to a Trust and designated Shares-in-Trust pursuant to this Article FOURTH shall be held for the exclusive benefit of the Charitable Beneficiary to be designated by the Corporation pursuant to Section B(8). The Corporation shall name a Charitable Beneficiary for each Trust within five days after the Corporation first has actual notice of any event resulting in any shares of the Equity Stock being designated as Shares-in-Trust pursuant to this Article FOURTH. Any transfer to a Trust, and designation of Equity Stock as Shares-in-Trust, shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall continue to constitute issued and outstanding Equity Stock of the Corporation and shall be entitled to the same rights and privileges as are all other issued and outstanding shares of Equity Stock of the same class and series. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. When transferred to a Permitted Transferee in accordance with this Article FOURTH, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

                  (2) DIVIDEND RIGHTS. The Trust, as record holder of Shares-in-Trust, shall be

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entitled to receive all dividends and distributions declared by the Board of
Directors on such Shares-in-Trust and shall hold such dividends and distributions in trust for the benefit of the Charitable Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trust the amount of any dividends or distributions received by it that (i) are attributable to those Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of this Article FOURTH, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to the Trust for the benefit of the Charitable Beneficiary the dividends so received or withheld, as the case may be.

                  (3) RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets, of the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of Equity Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class and series of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; PROVIDED, HOWEVER, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Article FOURTH in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the Equity Stock and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (E.G., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Charitable Beneficiary.

                  (4) VOTING RIGHTS. The Trustee shall be entitled to vote all Shares-in-Trust and shall exercise such voting rights for the exclusive benefit of the Charitable Beneficiary. Any vote by a Prohibited Owner as a holder of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock are Shares-in-Trust shall, so far as is practicable under applicable law, be rescinded and shall be void AB INITIO with respect to such Shares-in-Trust and the Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust of Equity Stock pursuant to this Article FOURTH, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, considers advisable. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Delaware law, effective as of the date that the shares of Equity Stock have been transferred to the Trustee, the Trustee shall have the

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authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Equity Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provision of this Article FOURTH, until the Corporation has received notification that shares of Equity Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

                  (5) DESIGNATION OF PERMITTED TRANSFEREE. The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee shall designate a Person as Permitted Transferee, so long as (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and (ii) the Permitted Transferee so designated can acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such Equity Stock as Shares-in-Trust. Upon the designation by the Trustee of a Permitted Transferee, the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, (iii) cause the Shares-in-Trust to be canceled, and
(iv) distribute to the Charitable Beneficiary any and all amounts held by the Trustee with respect to the Shares-in-Trust after making any payment to the Prohibited Owner required under Section B(3) and (6) of this Article FOURTH.


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                  (6) COMPENSATION TO RECORD HOLDER OF EQUITY STOCK THAT BECOME
SHARES-IN-TRUST. Any Prohibited Owner shall be entitled (following designation of Equity Stock proposed or purported to be held by that Prohibited Owner as Shares-in-Trust and subsequent designation of a Permitted Transferee or the Trustee's acceptance of an offer to purchase such shares) to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the Equity Stock, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (E.G., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee from the sale or other disposition of such Shares-in-Trust. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid to the Prohibited Owner shall be distributed to the Charitable Beneficiary. Each Charitable Beneficiary and Prohibited Owner waive any and all claims that they may have against the Trustee and the Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Article FOURTH, by such Trustee or the Corporation.

                  (7) PURCHASE RIGHT IN SHARES-IN-TRUST. Shares-in-Trust shall be considered to have been offered for sale to the Corporation, or its designee, on the date of the event that created such Shares-in-Trust status at a price per share equal to the lesser of (i) the price per share in the event that created such Shares-in-Trust status (or, in the case of a devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the event which created such Shares-in-Trust status and (ii) the date the Corporation determines in good faith that an event occurred that created such Shares-in-Trust status, if the Corporation does not receive a notice of such event.

                  (8) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Equity Stock held in the Trust would not violate the restrictions set forth in this Article FOURTH in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

                  C. REMEDIES NOT LIMITED. Subject to Article I, Sections 7 and 8, nothing contained in this Article FOURTH shall limit the authority of the Corporation to take such


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other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

                  D. AMBIGUITY. In the case of any ambiguity in the application of any provision of this Article FOURTH, including any definition contained herein, the Board of Directors shall have the power to determine the application of that provision.

                  E. LEGEND. Each certificate for Equity Stock shall bear the following legend:

                 "The [Common Stock or Preferred Stock] represented by this certificate is subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person may (i) Beneficially Own or Constructively Own Common Stock in excess of 9.8% of the number of shares of outstanding Common Stock,
         (ii) Beneficially Own or Constructively Own shares of any class or series of Preferred Stock in excess of 9.8% of the number of outstanding shares of that class or series of Preferred Stock, (iii) beneficially own Equity Stock that would result in the Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iv) Beneficially Own Equity Stock that would result in the Corporation being "closely held" under
         Section 856(h) of the Code, or (v) Constructively Own Equity Stock that would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or of a Subsidiary's real property within the meaning of Section 856(d)(2)(B) of the Code. Each holder of Equity Stock is required to furnish the Corporation such information as the Corporation may request pursuant to the Corporation's Amended and Restated Certificate of Incorporation. Any Person who attempts to Beneficially Own or Constructively Own Equity Stock in excess of the above limitations must immediately notify the Corporation in writing. If those restrictions are violated, the Equity Stock represented hereby in excess of those limitations will be transferred automatically by operation of the Corporation's Amended and Restated Certificate of Incorporation to a Trust and will be designated Shares-in-Trust. All capitalized terms in this legend have the meanings defined in the Corporation's Amended and Restated Certificate of Incorporation, as they may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests."

         F. PREFERRED STOCK. Authority is hereby expressly granted to the Board of Directors to issue from time to time the Preferred Stock as Preferred Stock of any series and in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, powers,


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

preferences and rights, and the qualifications, limitations and restrictions, of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware.

                  FIFTH: Election of directors need not be by written ballot unless and to the extent that the Bylaws of the Corporation, so provide.

                  SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, except that any bylaw adopted by the stockholders may be altered or repealed only by the stockholders if such bylaw specifically so provides.

                  SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of ss.291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of ss.279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.


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

         EIGHTH: The personal liability of the directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director is hereby eliminated; provided, however, that this Article NINTH shall not eliminate or limit the liability of a director (i) for any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

         NINTH: The name and mailing address of the sole incorporator are as follows: W. Ross Martin, Captec Net Lease Realty, Inc., 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106.

         TENTH: In the event any provision (or portion thereof) of this Certificate of Incorporation shall be found to be invalid, prohibited, or unenforceable for any reason, the remaining provisions (or portions hereof) of this Amended and Restated Certificate of Incorporation shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited, or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable it being the intent of the Corporation and its stockholders that such remaining provision (or portion thereof) of this Amended and Restated Certificate of Incorporation remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, notwithstanding any such finding.

         ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal and provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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